                    DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:
---------------------

Contact:     Scott A. Wolstein             Michelle A. Mahue
             Chairman                      Vice President of Investor Relations
             Chief Executive Officer       216-755-5455
             216-755-5500

                  DEVELOPERS DIVERSIFIED REALTY REPORTS A 6.3%
                    INCREASE IN FFO PER SHARE FOR THE QUARTER
                             ENDED DECEMBER 31, 2003

         CLEVELAND, OHIO, FEBRUARY 17, 2004 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust ("REIT"), today announced that fourth quarter 2003 Funds From Operations ("FFO"), a widely accepted measure of REIT performance, on a per share basis was $0.68 (diluted) and $0.69 (basic) as compared to $0.64 (diluted) and $0.65 (basic) per share for the same period in the previous year, a per share increase of 6.3% diluted and 6.2% basic. FFO available to common shareholders reached $60.1 million for the quarter ended December 31, 2003, as compared to $43.1 million for 2002, an increase of 39.4%. Excluding the impact of the recently announced litigation charge of approximately $9.2 million, FFO was $0.78 (diluted) as compared to $0.64 (diluted) per share for the same period in 2002, a per share increase of 21.9%. Net income for the three months ended December 31, 2003 increased 209.1% to $91.5 million compared to fourth quarter 2002 net income of $29.6 million, or $0.92 per share (diluted) and $0.94 (basic) in 2003 compared to $0.35 per share (diluted) and $0.36 (basic) for the same period in 2002. The significant increase in net income for the quarter ended December 31, 2003 is primarily related to the Company's gains on sale of assets to MDT, which aggregated approximately $50 million.

         On a per share basis, FFO (diluted) was $2.54 and $2.42 for the years ended December 31, 2003 and 2002, respectively, an increase of 5.0%. Excluding the non-cash charges associated with the redemption of preferred shares in 2003 and 2002, aggregating $10.7 million and $5.5 million, respectively, and the $9.2 million litigation charge referred to above in 2003, FFO, on a per share basis was $2.78 (diluted) in 2003 compared to $2.50 (diluted) in 2002, an increase of 11.2%. FFO available to common shareholders for the year ended December 31, 2003 was $214.3 million compared to FFO for the year ended December 31, 2002 of $159.4 million, an increase of 34.4%. Net income for the year ended December 31, 2003 was $240.3 million, or $2.27 per share (diluted), compared to net income of $102.0 million, or $1.07 per share (diluted) for the prior comparable period. An increase in net income of approximately $80 million is due to the net gain on sale of real estate assets by the Company and its joint ventures. The remainder of the increase in net income is primarily attributable to the merger with JDN Realty on March 13, 2003, core operations, and a reduction in minority interest expense associated with preferred operating partnership units which were redeemed in 2003.

         Scott A. Wolstein, DDR's Chairman and Chief Executive Officer stated, "We are pleased to announce this quarter's financial results, which reflect the portfolio's strong fundamentals and Developers Diversified's strategic property level transactions and capital markets initiatives, including the Company's new platforms to access equity capital, Macquarie DDR Trust and the Coventry Real Estate Fund II. During 2003, we took advantage of strong market demand for retail product to create significant value through capital recycling. Developers Diversified generated approximately $250 million in gains to the Company and its partners through the sale of assets and joint venture interests. Including its proportionate share of sales proceeds, the Company's 2003 retained capital approximated $350 million, effectively self-funding its development pipeline. Concurrent with this value creation, we continued to strengthen our balance sheet. The market has recognized this improvement, as evidenced by the 20 basis point interest rate reduction in our credit line pricing we received during the quarter and the Company's issuance of $275 million in five-year senior notes with a coupon rate of 3.875% in January, 2004."

         FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income and an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. FFO available to common shareholders is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company's merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from joint ventures and equity income from minority equity investments and adding the Company's proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

LEASING:

         Leasing activity continues to be strong throughout the portfolio. During the fourth quarter of 2003, the Company executed 103 new leases aggregating approximately 570,000 square feet and 118 renewals aggregating approximately 430,000 square feet. Rental rates on new leases increased by 21.8% to $13.24 per square foot and rental rates on renewals increased by 7.3% to $11.70 per square foot. On a blended basis, rental rates for new leases and renewals increased by 12.1% to $12.57 per square foot.

         At December 31, 2003, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.82. Excluding the impact of the properties acquired through the JDN merger, the average annualized base rent per occupied square foot for the portfolio was $11.09, as compared to $10.58 at December 31, 2002.

         As of December 31, 2003, the portfolio was 95.1% leased as compared to 94.6% leased at September 30, 2003. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 95.6% leased, as compared to 95.2% at September 30, 2003 and 95.9% leased at December 31, 2002. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of December 31, 2003, the portfolio was 94.3% occupied as compared to 94.0% occupied at September 30, 2003. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 95.0% occupied, as compared to 94.6% at September 30, 2003 and 95.1% at December 31, 2002.

         Same store tenant sales performance over the trailing 12 month period within the Company's portfolio remained strong at approximately $234 per square foot in 2003 compared to $233 per square foot in 2002 for those tenants required to report. Aggregate base and percentage rental revenues relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2002, excluding properties under redevelopment) increased approximately $2.8 million (or 1.7%) for the year ended December 31, 2003, compared to the same period in 2002.

STRATEGIC TRANSACTIONS:

Macquarie DDR Trust

            In November 2003, the Company closed a transaction pursuant to which the Company formed an Australian based Listed Property Trust, Macquarie DDR Trust ("MDT"), with Macquarie Bank Limited (ASX: MBL), an international investment bank, advisor and manager of specialized real estate funds in Australia. MDT will focus on acquiring ownership interests in institutional-quality community center properties in the U.S. The aggregate purchase value (assuming 100% ownership) of the initial portfolio of eleven assets owned by DDR and its joint ventures and acquired by MDT is approximately $730 million. MDT operates with a leverage ratio of approximately 50%.

            MDT, which listed on the Australian Stock Exchange during November 2003, owns an 81.0% interest in the eleven asset portfolio. DDR retained a 14.5% effective ownership interest in the assets and MBL owns the remaining 4.5%. DDR remains responsible for all day-to-day operations of the properties and will receive fees for property management, leasing, construction management, acquisitions, due diligence, dispositions (including outparcel sales), and financing. Through their joint venture company, DDR and MBL will also receive base asset management fees and incentive fees based on the performance of MDT. DDR recorded fees aggregating $6.7 million in 2003 through the structuring, formation and operation of the MDT joint ventures.

         It is anticipated that an additional asset in Minneapolis, MN (Coon Rapids -- Inner Quadrant) will be sold to MDT after construction and leasing are completed, subject to the satisfaction of MDT's investment criteria and the availability of financing. MDT has a two year right of first offer on twenty pre-determined joint venture and wholly owned assets currently in DDR's portfolio. This right of first offer only applies if DDR determines that it will pursue the sale of these assets. MDT also is expected to pursue acquisitions of additional stabilized, institutional-quality community center properties.

         DDR received approximately $195 million in cash and retained a $53 million equity investment in the joint venture, which represents DDR's 14.5% effective ownership interest. MDT is funded with approximately $370 million in debt, which is approximately 50% of total asset value. The interest rate for this debt was generally structured with 80% fixed and 20% floating. The new fixed rate financing has a weighted average interest rate of approximately 4.3% and the floating rate debt has a weighted average interest rate of 3.5%. Approximately $42.0 million of the initial outstanding floating rate debt is financed under MDT's $100 million secured revolving credit facility.

            The aggregate size of the MDT portfolio is approximately 5.4 million square feet of total GLA (of which 4.8 million is owned GLA), and the average size of the eleven properties is approximately 490,000 square feet of total GLA. Prior to MDT's acquisition, DDR held seven of the MDT portfolio assets in joint ventures. These properties are located in Boston (Framingham), Massachusetts; Chicago (Schaumburg), Illinois; Minneapolis (Coon Rapids), Minnesota; Atlanta, Georgia; Washington, D.C. (Fairfax, Virginia); Atlanta (Marietta), Georgia and Naples, Florida. The remaining four assets were wholly owned by DDR and located in St. Paul, Minnesota; Kansas City (Independence), Missouri; Canton, Ohio and Cleveland (N. Olmsted), Ohio.

         MDT is governed by a board of directors, which includes three members selected by DDR, three members selected by MBL and two independent members. MDT's offering in Australia in November 2003 raised approximately $315 million which equates to AUD $441.4 million.

EXPANSIONS:

           For the twelve month period ended December 31, 2003, the Company completed expansions and redevelopments at nine shopping centers located in Birmingham, Alabama; Bayonet Point, Florida; Brandon, Florida; Tucker, Georgia; Fayetteville, North Carolina; North Canton, Ohio; Erie, Pennsylvania; Riverdale,

Utah and Taylorsville, Utah at an aggregate cost of approximately $26.8 million. The Company is currently expanding/redeveloping six shopping centers located in North Little Rock, Arkansas; Tallahassee, Florida; Starkville, Mississippi; Aurora, Ohio; Tiffin, Ohio and Monaca, Pennsylvania at a projected incremental cost of approximately $27.6 million. The Company is also scheduled to commence eight additional expansion projects during 2004 at the Gadsden, Alabama; Brandon, Florida; Suwanee, Georgia; Princeton, New Jersey; Hendersonville, North Carolina; Allentown, Pennsylvania; Brentwood, Tennessee and Chattanooga, Tennessee shopping centers.

         For the twelve month period ended December 31, 2003, the Company's joint ventures completed expansions and redevelopments at three shopping centers located in San Ysidro, California; Shawnee, Kansas and North Olmsted, Ohio at an aggregate cost of approximately $9.7 million. The Company's joint ventures are currently expanding/redeveloping a shopping center located in Deer Park, Illinois at a projected incremental cost of approximately $13.9 million. In 2004, the Company is also scheduled to commence two additional expansion/redevelopment projects at Merriam, Kansas and Kansas City, Missouri.

ACQUISITIONS:

         In December 2003, the Company acquired Flatiron Marketplace, a 422,000 square foot shopping center in suburban Denver, Colorado from a private investor for approximately $55.5 million.

         In January 2004, the Company, through its joint venture with Coventry, acquired a 20% interest in Totem Lake Mall, a 290,000 square foot shopping center in suburban Seattle, Washington for approximately $37.0 million, of which the Company's proportionate share is approximately $7.4 million.

DEVELOPMENT (CONSOLIDATED):

         During the twelve month period ended December 31, 2003, the Company completed the construction of thirteen shopping centers located in Fayetteville, Arkansas; Sacramento, California; Aurora, Colorado; Parker, Colorado; Parker South, Colorado; Lithonia, Georgia; McDonough, Georgia; Meridian, Idaho (Phase II of the existing shopping center); Grandville, Michigan; Coon Rapids (Minneapolis) Minnesota; St. John's, Missouri; Erie, Pennsylvania and Frisco, Texas.

         The Company currently has twelve shopping center projects under construction. These projects are located in Long Beach, California; Fort Collins, Colorado; Overland Park, Kansas; Chesterfield, Michigan; Lansing, Michigan; St. Louis, Missouri; Apex, North Carolina; Hamilton, New Jersey; Mount Laurel, New Jersey; Pittsburgh, Pennsylvania; Irving, Texas and Mesquite, Texas. These projects are scheduled for completion during 2004 and 2005 and will create an additional 3.4 million square feet of retail space.

         The Company anticipates commencing construction in 2004 on two additional shopping centers located in Norwood, Massachusetts and McKinney, Texas.

DEVELOPMENT (JOINT VENTURES):

         The Company has joint venture development agreements for three shopping center projects. These three projects have an aggregate projected cost of approximately $97.8 million. The projects located in Long Beach, California and Austin, Texas were substantially completed during 2003 and the project in Jefferson County (St. Louis, Missouri) will be substantially completed in 2004. At December 31, 2003, approximately $86.5 million of costs were incurred in relation to these development projects. The projects located in Long Beach, California (City Place) and Austin, Texas are being financed through the Prudential/DDR Retail Value Fund.

DISPOSITIONS:

         In October 2003, the Company sold a 123,000 square foot shopping center located in Decatur, Alabama for approximately $6.9 million and a 32,000 square foot office building in Atlanta, Georgia for approximately $5.5 million. In November 2003, the Company sold a 5,000 square foot Applebee's in McDonough, Georgia for approximately $1.6 million. The Company acquired these properties in the merger with JDN Realty in March 2003. Additionally, in October 2003, the Company sold a 92,000 square foot shopping center located in St. Louis, Missouri for approximately $3.3 million.

         In October 2003, one of the Company's RVIP joint ventures sold a 208,000 square foot shopping center located in Bellingham, Washington for approximately $23.5 million. The joint venture recognized an aggregate gain of approximately $3.7 million of which the Company's proportionate share was $0.7 million. In January 2004, this joint venture also sold a portion, approximately 300,000 square feet of GLA, of a shopping center in Puente Hills, California for approximately $33.0 million and recognized a gain of approximately $4.9 million of which the Company's proportionate share was approximately $0.7 million. These gains were not and will not be included in FFO in 2003 or 2004.

         In January 2004, a joint venture in which the Company owns a 35% interest, sold a 320,000 square foot shopping center property located in San Antonio, Texas for approximately $58.0 million and recognized a gain of $19.2 million, of which the Company's proportionate share was approximately $6.7 million. This gain will not be included in FFO in 2004.

FINANCINGS:

         In January 2004, the Company issued $275 million of ten-year unsecured senior notes with a coupon rate of 3.875%. Net proceeds from this offering of approximately $272.2 million were used to repay approximately $104 million of variable rate mortgage debt, $150 million of the Company's unsecured term debt associated with the JDN merger, and the balance was used to repay revolving credit facilities. Following the issuance of these securities the Company's current floating rate debt exposure is approximately 16.3% of total debt.

         In addition to the MDT financing activities previously discussed, in December 2003, the Company amended and restated its primary unsecured credit facility and extended the term of the revolver from May 30, 2005 to May 30, 2006. Based on the Company's current corporate credit ratings (Moody's rating is Baa3 stable and Standard and Poors' is BBB stable), the amended and restated facility bears a reduced interest rate of LIBOR plus 80 basis points, compared to the previous interest rate of LIBOR plus 100 basis points, and continues to offer a competitive bid option for up to 50% of the facility amount. At the Company's option, the revolver may be increased from its current size of $650 million to $1.0 billion. The Company also amended its $30 million secured facility with National City to reflect the same changes in pricing.

         Developers Diversified Realty Corporation currently owns and manages over 360 retail operating and development properties in 44 states comprising over 82 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

         A copy of the Company's Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle A. Mahue, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http:/www.ddr.com.

         Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant. For more details on the risk factors, please refer to the Company's Form on 10-K as of December 31, 2002.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS - EXCEPT PER SHARE DATA)

                                                                                Three Month Period            Year Ended
                                                                                Ended December 31,           December 31,
                                                                                 2003         2002         2003         2002
                                                                                 ----         ----         ----         ----
REVENUES:
   Minimum rent (A)                                                            $ 88,066     $ 67,001     $342,699     $254,084
   Percentage and overage rents (A)                                               2,412        2,024        5,659        4,306
   Recoveries from tenants                                                       26,860       18,549       94,575       69,228
   Ancillary income                                                               1,038          757        2,356        1,928
   Other property related income                                                    268          507          942        1,625
   Management fee income                                                          2,914        2,356       10,647       10,145
   Development fees                                                                 470          187        1,446        2,229
   Interest income                                                                1,190        1,849        5,082        5,905
   Other (B)                                                                      3,171          501       12,691        5,396
                                                                               --------     --------     --------     --------
                                                                                126,389       93,731      476,097      354,846
                                                                               --------     --------     --------     --------
EXPENSES:
    Operating and maintenance                                                    19,965       13,607       63,816       43,506
    Real estate taxes                                                            15,591       11,181       57,946       43,113
    General and administrative (C)                                               12,819        9,380       40,820       29,392
    Interest                                                                     24,310       18,859       89,678       76,236
    Impairment charge (D)                                                          --           --            600         --
    Other expense (E)                                                             9,190         --          9,190         --
    Depreciation and amortization                                                25,979       20,465       94,376       76,802
                                                                               --------     --------     --------     --------
                                                                                107,854       73,492      356,426      269,049
                                                                               --------     --------     --------     --------
Income before equity in net income of joint ventures, gain on sale of joint venture interests, minority equity interests, income tax of taxable REIT subsidiary, discontinued operations and gain on sales
  of real estate and real estate investments                                     18,535       20,239      119,671       85,797
Equity in net income of joint ventures (F)                                       20,506       10,371       44,254       32,769
Gain on sale of joint venture interests (F)                                       8,663           --        8,663           --
Minority equity interests (G)                                                      (563)      (4,800)      (5,365)     (21,570)
Income tax of taxable REIT subsidiary                                               130           --           --           --
                                                                               --------     --------     --------     --------
Income from continuing operations                                                47,271       25,810      167,223       96,996
Income (loss) from discontinued operations (H)                                     (574)       3,367         (894)       1,545
                                                                               --------     --------     --------     --------
Income before gain on sales of real estate
and real estate investments                                                      46,697       29,177      166,329       98,541
Gain on sales of real estate and real
estate investments, net of tax                                                   44,789          440       73,932        3,429
                                                                               --------     --------     --------     --------
NET INCOME                                                                     $ 91,486     $ 29,617     $240,261     $101,970
                                                                               ========     ========     ========     ========
NET INCOME, APPLICABLE TO COMMON SHAREHOLDERS (I)                              $ 80,881     $ 23,127     $189,056     $ 69,368
                                                                               ========     ========     ========     ========
FUNDS FROM OPERATIONS ("FFO"):
   Net income applicable to common shareholders (I)                            $ 80,881     $ 23,127     $189,056     $ 69,368
   Depreciation and amortization of real estate investments                      25,161       20,225       93,174       76,462
   Equity in net income of joint ventures                                       (20,506)     (10,371)     (44,254)     (32,769)
   Gain on sale of joint venture interests (F)                                   (8,663)          --       (8,663)          --
   Joint ventures' FFO (F)                                                       23,127       12,328       47,942       44,473
   Minority equity interests (OP Units)                                             466          346        1,769        1,450
   (Gain) loss on sales and impairment charge on depreciable real estate and
      real estate investments, net                                              (40,335)      (2,604)     (64,712)         454
                                                                               --------     --------     --------     --------
   FFO available to common shareholders                                          60,131       43,051      214,312      159,438
    Preferred dividends (I)                                                      10,605        6,490       51,205       32,602
                                                                               --------     --------     --------     --------
   FFO (I)                                                                     $ 70,736     $ 49,541     $265,517     $192,040
                                                                               ========     ========     ========     ========
   Per share data:  (I)
     Earnings per common share
        Basic                                                                  $   0.94     $   0.36     $   2.31     $   1.09
                                                                               ========     ========     ========     ========
        Diluted                                                                $   0.92     $   0.35     $   2.27     $   1.07
                                                                               ========     ========     ========     ========
   Dividends Declared                                                          $   0.46     $   0.38     $   1.69     $   1.52
                                                                               ========     ========     ========     ========
Funds From Operations - Basic (J), (I)                                         $   0.69     $   0.65     $   2.58     $   2.45
                                                                               ========     ========     ========     ========
Funds From Operations - Diluted (J), (I)                                       $   0.68     $   0.64     $   2.54     $   2.42
                                                                               ========     ========     ========     ========
Basic - average shares outstanding (thousands) (J)                               86,206       65,029       81,903       63,807
                                                                               ========     ========     ========     ========
Diluted - average shares outstanding (thousands) (J)                             88,414       65,967       84,188       64,837
                                                                               ========     ========     ========     ========

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS - EXCEPT PER SHARE DATA)

(A) Increases in base and percentage rental revenues for the twelve month period ended December 31, 2003 as compared to 2002, aggregated $87.0 million consisting of $2.8 million related to leasing of core portfolio properties (an increase of 1.7% from 2002), $21.1 million from the acquisition of fourteen shopping centers in 2002 and 2003, $71.9 million from the JDN merger and $1.9 million related to developments and redevelopments. These amounts were offset by a decrease of $1.2 million relating to the business center properties and $9.5 million due to the sale of twelve properties to joint ventures in 2002 and 2003. Included in the rental revenues for the twelve month periods ended December 31, 2003 and 2002 is approximately $6.3 million and $3.3 million, respectively, of revenue resulting from the recognition of straight line rents.

(B) Other income for the three month periods ended December 31, 2003 and 2002 included approximately $0.4 million and $0.9 million, respectively, in lease termination revenue. Other income for the twelve month periods ended December 31, 2003 and 2002 included approximately $6.9 million and $3.9 million in lease termination revenue, respectively. Other income for the twelve month period ended December 31, 2003 includes approximately $2.4 million of income from the settlement of a call option relating to the MOPPRS debt assumed from JDN and $3.4 million relating to transaction and financing fees received in connection with the MDT transaction. Included in other income for the twelve month periods ended December 31, 2003 and 2002 was approximately $0.9 million and $2.5 million, respectively, primarily associated with the sale of certain option rights (2003), the sale of development rights to the Wilshire project in Los Angeles, California (2002), financing and other miscellaneous fees. Offsetting these revenues for the twelve months ended December 31, 2003 and 2002 was a charge of $0.9 million and $1.0 million, respectively, relating to the write-off of abandoned development projects.

(C) General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the twelve month periods ended December 31, 2003 and 2002, general and administrative expenses were approximately 5.3% and 4.8%, respectively, of total revenues, including joint venture revenues, for each period. In addition to increases attributable to the merger with JDN in March 2003, included in the twelve month period ended December 31, 2003 general and administrative expense is approximately $4.0 million of non-cash deferred, director compensation and executive management incentive compensation primarily associated with performance unit grants which compares to $1.4 million in 2002. This increase of $2.6 million is attributed to the increase in the Company's stock price in 2003. In addition, the impact of Sarbanes-Oxley resulted in additional general and administrative costs of approximately $1 million, a significant amount of which related to the payment of split dollar life insurance compensation during the fourth quarter of 2003. Additional professional fees, primarily related to the MDT transaction, aggregating approximately $0.4 million, were also charged to expense in the fourth quarter of 2003.

(D) Impairment charge relates to the potential sale of a shopping center aggregating 60,000 square feet of GLA, in 2003 with a projected loss of approximately $0.6 million. This property sold in February 2004.

(E) As previously announced, the Company incurred a one-time charge relating to litigation filed against the Company by Regal Cinemas consisting of an $8.0 million judgment plus interest and legal costs.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS - EXCEPT PER SHARE DATA)

(F) The following is a summary of the Company's share of the combined operating results relating to its joint ventures (in thousands):

                                                                              Three month period                Year ended
                                                                               ended December 31,              December 31,
                                                                            2003 (b)       2002 (b)        2003 (b)        2002 (b)
                                                                            --------       --------        --------        --------
Revenues from operations (a)                                              $  85,382       $  53,562       $ 274,521       $ 215,925
                                                                          ---------       ---------       ---------       ---------

Operating expense                                                            26,672          17,624          94,781          73,590
Depreciation and amortization of real
  estate Investments                                                         11,960          10,465          43,884          33,402
Interest expense                                                             20,472          16,763          79,570          64,978
                                                                          ---------       ---------       ---------       ---------
                                                                             59,104          44,852         218,235         171,970
                                                                          ---------       ---------       ---------       ---------
Income from operations before gain on
  sale of real estate and real estate
  investments and discontinued operations                                    26,278           8,710          56,286          43,955
Gain on sale of real estate and real
  estate investments                                                        134,292           5,219         138,489          18,916
Income (loss) from discontinued
operations, net of tax                                                         (177)          1,946             169           9,826
Gain on sale of discontinued operations, net of tax                           6,024          18,384          59,357          32,863
                                                                          ---------       ---------       ---------       ---------
Net income                                                                $ 166,417       $  34,259       $ 254,301       $ 105,560
                                                                          =========       =========       =========       =========
DDR Ownership interests (b)                                               $  49,354       $  10,646       $  74,033       $  34,724
                                                                          =========       =========       =========       =========


Funds From Operations from joint ventures are summarized as follows:

  Net income                                                              $ 166,417       $  34,259       $ 254,301       $ 105,560

  Gain on sale of real estate and real estate
    investments, including discontinued operations                         (135,761)        (14,338)       (192,756)        (29,413)

  Depreciation and amortization of real estate
      Investments                                                            11,965          11,247          45,074          38,168
                                                                          =========       =========       =========       =========
                                                                          $  42,621       $  31,168       $ 106,619       $ 114,315
                                                                          =========       =========       =========       =========
  DDRC Ownership interests (b)                                            $  23,127       $  12,328       $  47,942       $  44,473
                                                                          =========       =========       =========       =========
  DDRC Partnership distributions received, net                            $  58,743       $  10,249       $ 112,218       $  58,103
                                                                          =========       =========       =========       =========


     (a) Revenues for the three month periods ended December 31, 2003 and 2002 included approximately $2.4 million and $0.7 million, respectively, resulting from the recognition of straight line rents of which the Company's proportionate share is $0.5 million and $0.2 million, respectively. Revenues for the twelve month periods ended December 31, 2003 and 2002 included approximately $4.8 million and $3.2 million, respectively, resulting from the recognition of straight line rents, of which the Company's proportionate share is $1.2 million and $1.1 million, respectively.

     (b) The Company's share of joint venture related income has been allocated between two line items, equity in net income of joint ventures and gain on sale of joint venture interests, on the Company's income statement. Included in equity in net income of joint ventures is approximately $7.5 million of promoted income received from the Company's joint venture partners during the fourth quarter of 2003 which is included in the Company's FFO. Also included in the joint venture net income and FFO, in the fourth quarter of 2003, is a gain associated with the early extinguishment of debt of approximately $4.2 million of which the Company's proportionate share approximated $3.4 million. During 2003, the Company recorded its proportionate share of merchant building gains and included in FFO gains of $0.9 million and $11.3 million in 2003 and 2002, respectively.

          The Company's share of joint venture net income has been reduced by $21.0 million and $2.0 million for the twelve month periods ended December 31, 2003 and 2002, respectively. The $21 million adjustment in 2003 is the result of the elimination of a significant portion of gain on sale from the sale of seven joint venture assets to the Macquarie DDR Trust in the fourth quarter of 2003. The Company has retained 14.5% effective ownership interest in these assets and accordingly is required to defer a portion of the gain.

          At December 31, 2003 and 2002, the Company owned joint venture interests relating to 54 and 49 shopping center properties, respectively. In addition, at December 31, 2003 and 2002, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 72 and 100 shopping center sites formerly owned by Service Merchandise.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS - EXCEPT PER SHARE DATA)

     (G)  Minority Equity Interests are comprised of the following:

                                               Three Month Period               Year
                                               Ended December 31,       Ended December 31,
                                                2003         2002         2003         2002
                                                ----         ----         ----         ----
         Minority interests                   $    97      $   427      $ 1,360      $ 1,782
         Preferred Operating Partnership
            Units                                --          4,027        2,236       18,338
         Operating Partnership Units              466          346        1,769        1,450
                                              -------      -------      -------      -------
                                              $   563      $ 4,800      $ 5,365      $21,570
                                              =======      =======      =======      =======

     (H) The operating results relating to assets classified as discontinued operations are summarized as follows in thousands):

                                             Three Month Period             Year Ended
                                             Ended December 31,            December 31,
                                            2003          2002          2003          2002
                                            ----          ----          ----          ----

         Revenues                          $   433       $ 1,467       $ 2,599       $ 5,932
                                           -------       -------       -------       -------
         Expenses:
             Operating                         161           217           586         1,396
             Impairment charge                --            --           2,040         4,730
             Interest                           24           170           485           971
             Depreciation                       77           317           842         1,566
                                           -------       -------       -------       -------
                                               262           704         3,953         8,663
                                           -------       -------       -------       -------
                                               171           763        (1,354)       (2,731)

         Gain (loss) on sales of real
           estate (a)                         (745)        2,604           460         4,276
                                           -------       -------       -------       -------
                                           $  (574)      $ 3,367       $  (894)      $ 1,545
                                           =======       =======       =======       =======

         (a) Upon finalization of the Company's purchase price allocation associated with the JDN merger, in the fourth quarter of 2003, the Company recorded an adjustment to reduce previously recorded gains of approximately $0.4 million.

     (I) As previously announced, DDR has complied with the Security and Exchange Commission ("SEC") July 31, 2003's Staff Policy statement that clarifies EITF Topic No. D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," and restated net income available to common shareholders for fiscal year 2002 and recorded the charges related to the 2003 transactions. As a result of this change in accounting principle, the Company has recorded a charge of $10.7 million and $5.5 million for the year ended December 31, 2003 and 2002, respectively, to net income available to common shareholders and FFO.

     (J) For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion, on a weighted average basis of 1.1 million and 0.9 million Operating Partnership Units (OP Units) outstanding at December 31, 2003 and 2002 into 1.1 million and 0.9 million common shares of the Company for the three month periods ended December 31, 2003 and 2002, respectively, and 1.1 million and 1.0 million common shares of the Company for the twelve month periods ended December 31, 2003 and 2002, respectively. The weighted average diluted shares and OP Units outstanding were 88.5 million and 67.0 million for the three month periods ended December 31, 2003 and 2002, respectively, and 84.3 million and 65.9 million for the twelve month periods ended December 31, 2003 and 2002, respectively.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

Selected Balance Sheet Data:
                                                                               December 31, 2003   December 31, 2002
                                                                               -----------------   -----------------
ASSETS:
Real estate and rental property:
     Land                                                                          $   821,893       $   488,292
     Buildings                                                                       2,719,764         2,109,675
     Fixtures and tenant improvements                                                   90,384            72,674
      Construction in progress                                                         252,870           133,415
                                                                                   -----------       -----------

                                                                                     3,884,911         2,804,056

Less accumulated depreciation                                                         (458,213)         (408,792)
                                                                                   -----------       -----------
Real estate, net                                                                     3,426,698         2,395,264


Cash                                                                                    11,693            16,371
Restricted cash                                                                         99,340              --
Advances to and investments
   in joint ventures                                                                   262,072           258,610
Notes receivable                                                                         9,812            11,662
          Receivables, including straight line rent                                     76,509            60,074
Other assets                                                                            55,027            34,871
                                                                                   -----------       -----------
                                                                                   $ 3,941,151       $ 2,776,852
                                                                                   ===========       ===========
LIABILITIES:
Indebtedness:
  Revolving credit facilities                                                      $   186,500       $   446,000
  Variable rate unsecured term debt                                                    300,000            22,120
  Unsecured debt                                                                       838,996           404,900
  Mortgage and other secured debt                                                      757,635           625,778
                                                                                   -----------       -----------

                                                                                     2,083,131         1,498,798
  Dividends payable                                                                     43,520            25,378
  Other liabilities                                                                    152,992            92,070
                                                                                   -----------       -----------
                                                                                     2,279,643         1,616,246
Minority interests                                                                      47,438           215,045
Shareholders' equity                                                                 1,614,070           945,561
                                                                                   -----------       -----------
                                                                                   $ 3,941,151       $ 2,776,852
                                                                                   ===========       ===========

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company's joint ventures are as follows:

                                                                          December 31,       December 31,
                                                                              2003               2002
                                                                           -----------       -----------
Land                                                                       $   519,846           368,520
Buildings                                                                    1,692,367         1,219,947
Fixtures and tenant improvements                                                24,985            24,356
Construction in progress                                                        38,018            91,787
                                                                           -----------       -----------
                                                                             2,275,216         1,704,610

Accumulated depreciation                                                      (118,755)         (153,537)
                                                                           -----------       -----------

Real estate, net                                                             2,156,461         1,551,073
Receivables, including straight line rent, net                                  47,165            64,642
Investment in joint ventures                                                      --              12,147
Leasehold interests                                                             28,895            26,677
Other assets                                                                    83,776            80,285
                                                                           -----------       -----------
                                                                           $ 2,316,297       $ 1,734,824
                                                                           ===========       ===========

Mortgage debt (a)                                                          $ 1,321,117       $ 1,129,310
Notes and accrued interest
  payable to DDRC                                                               21,471           106,485
Amounts payable to other partners                                               42,333            71,153
Other liabilities                                                               80,681            61,898
                                                                           -----------       -----------
                                                                             1,465,602         1,368,846
                  Accumulated equity                                           850,695           365,978
                                                                           -----------       -----------
                                                                           $ 2,316,297       $ 1,734,824
                                                                           ===========       ===========

(a) The Company's proportionate share of joint venture debt aggregated approximately $368.5 million and $387.1 million at December 31, 2003 and December 31, 2002, respectively.